EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-195972, 333-201174, 333-204012, and 333-219563 on Form S-8 and Registration Statement No. 333-236174 on Form S-4 of our report dated February 26, 2020, relating to the consolidated financial statements of The Rubicon Project, Inc. and subsidiaries and the effectiveness of The Rubicon Project, Inc.’s internal controls over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Los Angeles, California
February 26, 2020